Exhibit 5.1
December 15, 2010
The Board of Directors
HeartWare International, Inc.
205 Newbury Street, Suite 101
Framingham, MA 01701
HeartWare International, Inc.
1,000,000 Shares of Common Stock
Ladies and Gentlemen:
          I am a Vice President, General Counsel and Secretary of HeartWare International, Inc., a Delaware corporation (the “Company”), and have acted as such in connection with the sale by Apple Tree Partners I, L.P. (the “Selling Stockholder”), subject to the terms and conditions set forth in the Underwriting Agreement dated December 9, 2010 (the “Underwriting Agreement”), among the Company, J.P. Morgan Securities LLC, as representative of the Underwriters listed in Schedule A hereto, and the Selling Stockholder, of 1,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), which amount includes 100,000 shares sold under an option granted to you pursuant to Section 2 of the Underwriting Agreement.
          In that connection, I have reviewed originals or copies of the following documents:
     (a) Resolutions of the Board of Directors of the Company adopted on August 5, 2008;
     (b) The certificate of Incorporation and by-laws of the Company, each as amended through the date hereof;
     (c) The share scheme of arrangement pursuant to section 411 of the Corporations Act 2001 (the “Share Scheme”) among HeartWare Limited and the holders of fully paid ordinary shares in HeartWare Limited; and
     (d) The implementation agreement dated August 5, 2008 (the “Implementation Agreement”) entered into between the Company and HeartWare Limited.
     (e) The certificates dated November 12, 2009 (Nos. ZQ00000117, ZQ00000118 and ZQ00000119) issued to Apple Tree Partners I, L.P. representing the Shares;

     (f) The automatic shelf registration statement on Form S-3ASR (File No. 333-171054) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on December 9, 2010 (such automatically effective registration statement, including the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act and the documents incorporated by reference therein, being hereinafter referred to as the “Registration Statement”);
     (g) The base prospectus, dated December 9, 2010 and forming a part of the Registration Statement with respect to the offering from time to time of common stock, preferred stock, debt securities, warrants and units of the Company generally, which was included as part of the Registration Statement at the time it was declared effective on December 9, 2010 (the “Base Prospectus”)
     (h) The preliminary prospectus supplement dated December 9, 2010, relating to the Shares (the “Preliminary Prospectus Supplement”) (the Base Prospectus, as supplemented by the Preliminary Prospectus Supplement, in the form first filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, including the documents incorporated or deemed to be incorporated by reference therein, being hereinafter collectively referred to as the “Preliminary Prospectus”); and
     (i) The final prospectus supplement dated December 9, 2010, relating to the sale of shares (the “Final Prospectus Supplement”) (the Base Prospectus, as supplemented by the Final Prospectus Supplement, in the form first filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, including the documents incorporated or deemed to be incorporated by reference therein, being hereinafter collectively referred to as the “Final Prospectus”);
     (j) Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as I have deemed necessary as a basis for the opinion expressed below.
          Based upon the foregoing and subject to such other investigation as I have deemed necessary and subject to the qualifications set forth below, I am of the opinion that the Shares held by the Selling Stockholder were acquired pursuant to the Implementation Agreement to implement the Share Scheme and as such, the Shares being sold by the Selling Stockholder have been duly authorized, validly issued and are fully paid and non-assessable.
          I am admitted to the practice of law in the Commonwealth of Massachusetts and this opinion is limited to the laws of the Commonwealth of Massachusetts and the Delaware General Corporation Law.

          This opinion letter speaks only as of the date hereof. I expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinion expressed herein.
          I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated December 15, 2010. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Jeffrey M. Held
Jeffrey M. Held
Vice President, General Counsel, Secretary HeartWare International, Inc.